Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

(713) 780-9494

fax (713) 780-9254

Contact: Robert C. Turnham, Jr., President Jan L. Schott, Chief Financial Officer	Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES EXCHANGE TRANSACTIONS IN

CONNECTION WITH CONVERTIBLE SENIOR NOTES

HOUSTON, September 25, 2013 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE: GDP) (the "Company") today announced that it has entered into separate, privately negotiated exchange agreements under which it will retire $51.892 million in aggregate principal amount of its outstanding 5.00% Convertible Senior Notes due 2029 (the “2029 Notes”) in exchange for its issuance of additional 5.00% Convertible Senior Notes due 2032 (the “2032 Notes”) in an aggregate principal amount of $51.500 million. These additional 2032 Notes, together with the $109.25 million of 2032 Notes previously sold in August 2013, will form a single class of $160.75 million principal amount of the 2032 Notes. The 2032 Notes will mature on October 1, 2032. Following these transactions, $57.358 million in aggregate principal amount of the 2029 Notes will remain outstanding with terms unchanged. The exchange is expected to close on October 1, 2013, subject to customary closing conditions.

Many terms of the additional 2032 Notes will remain the same as the 2029 Notes they replace, including the 5.0% annual cash interest rate and the conversion rate of 28.8534 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $34.6580 per share of common stock), subject to adjustment in certain circumstances.

Unlike the 2029 Notes, the principal amount of the 2032 Notes will accrete at a rate of 2% per year commencing August 26, 2013, compounding on a semi-annual basis, until October 1, 2017. The accreted portion of the principal is payable in cash upon maturity but does not bear cash interest and is not convertible into the Company’s common stock. Holders have the option to require the Company to purchase any outstanding 2032 Notes on each of October 1, 2017, October 1, 2022 and October 1, 2027, at a price equal to 100% of the principal amount plus the accretion thereon. Accretion of principal will be reflected as a non-cash component of interest expense on the Company’s statement of income during the term of the 2032 Notes.

The Company has the right to redeem the 2032 Notes on or after October 1, 2016 at a price equal to 100% of the principal amount, plus accrued but unpaid interest and accretion thereon. The 2032 Notes also provide the Company with the option, at its election, to convert the new notes in whole or in part, prior to maturity, into the underlying common stock, provided the trading price of the Company’s common stock exceeds $45.06 (or 130% of the then applicable conversion price) for the required measurement period. If the Company elects to convert the 2032 Notes on or before October 1, 2016, holders will receive a make-whole premium.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The 2032 Notes and the shares of the Company’s common stock issuable upon conversion of the 2032 Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, Jan L. Schott, Chief Financial Officer, +1-713-780-9494